Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on the amended Reg A+, and related Offering Circular, of our report dated February 20, 2024, except for Notes 2 and 17, as to which the date is March 28, 2024, with respect to the financial statements of Aclarion, Inc. as of December 31, 2023, and for the year then ended. Our audit report includes an explanatory paragraph relating to Aclarion, Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts" in such Offering Circular.

/s/ Haynie and Company

Haynie and Company

Salt Lake City, Utah

June 20, 2024